Exhibit 31.1

CERTIFICATION

I, Michael S. Leto, certify that:

1.	I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Lehman ABS Corporation, on behalf of Corporate Backed Trust Certificates, American General Institutional Capital A Capital Securities-Backed Series 2002-17 Trust (the “Trust”);

2.	Based on my knowledge, and the annual compliance review required under the pooling and servicing, or similar, agreement, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, and the annual compliance review required under the pooling and servicing, or similar, agreement, the distribution or servicing information required to be provided to the Depositor by the Trustee under that agreement for inclusion in these reports is included in these reports; and

4.	I am responsible for reviewing the activities performed by the Depositor and the Trustee under the pooling and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the Depositor and Trustee have each fulfilled its obligations under that agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: U.S. Bank Trust National Association, as Trustee.

Date: March 19, 2014

By:	/s/ Michael S. Leto
Name:	Michael S. Leto
Title:	Executive Vice President and Chief Financial Officer